Exhibit 4.2

STANLEY BLACK & DECKER, INC.

AND

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

SEVENTH SUPPLEMENTAL INDENTURE

to the

INDENTURE

dated as of November 1, 2002

dated as of March 1, 2019

THIS SEVENTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of March 1, 2019, is between STANLEY BLACK & DECKER, INC. (formerly known as The Stanley Works), a Connecticut corporation (the “Company”) and THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., a national banking association, as successor trustee to JPMorgan Chase Bank, N.A. (formerly known as JPMorgan Chase Bank), as trustee (the “Trustee”).

W I T N E S S E T H:

WHEREAS, the Company has executed and delivered to the Trustee an Indenture, dated as of November 1, 2002 (the “Base Indenture”) (as heretofore supplemented and amended by the Supplemental Indenture No. 1, dated as of March 20, 2007, the Second Supplemental Indenture, dated as of March 12, 2010, the Third Supplemental Indenture, dated as of September 3, 2010, the Fourth Supplemental Indenture, dated as of November 22, 2011, the Fifth Supplemental Indenture, dated as of November 6, 2012, and the Sixth Supplemental Indenture, dated as of November 6, 2018, the “Indenture”), between the Company and the Trustee, providing for the issuance from time to time of one or more series of Securities;

WHEREAS, pursuant to Section 9.1(4) of the Indenture, the Company and the Trustee may enter into a supplemental indenture, without the consent of any Holders of Securities or Coupons, to establish the form of terms of Securities of any series as permitted by Section 2.1 and 3.1 of the Indenture;

WHEREAS, pursuant to this Supplemental Indenture, the Company desires to issue a new series of Securities under the Indenture to be designated the “3.400% Notes due 2026” (the “Notes”) in an initial aggregate principal amount of $500,000,000 and to establish the form and the terms of the Notes;

WHEREAS, the Notes have been duly authorized pursuant to a Board Resolution and all other necessary corporate action on the part of the Company; and

WHEREAS, the Company has requested that the Trustee join the Company in the execution and delivery of this Supplemental Indenture.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

This Supplemental Indenture shall become effective upon the execution and delivery by the Company and the Trustee.

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. Unless the context otherwise requires for all purposes of this Supplemental Indenture:

(a) each term defined in the Base Indenture but not defined in this Supplemental Indenture has the same meaning when used in this Supplemental Indenture;

(b) a reference to a Section or Article is to a Section or Article of this Supplemental Indenture unless otherwise indicated;

(c) “Consolidated Net Worth” means, as of any date of determination, the excess over current liabilities (excluding any current liabilities for money borrowed having a maturity of less than 12 months but by its terms being renewable or extendible beyond 12 months from such date at the option of the borrower) of all assets properly appearing on the most recent internally available consolidated balance sheet of the Company and its consolidated Subsidiaries;

(d) “corporation” includes corporations and associations, companies, business trusts, partnerships and limited liability companies;

(e) “Nonrecourse Obligation” has the meaning set forth in Section 10.5(1)(h); and

(f) “Subsidiary” means any corporation of which at least a majority of its outstanding Voting Stock (measured by voting power rather than the number of shares) is at the time, directly or indirectly, owned by the Company or by one or more of the Company’s Subsidiaries or by the Company and one or more Subsidiaries.

ARTICLE 2

TERMS OF THE NOTES

Section 2.01. Title and Principal Amount. There is hereby authorized and established a new series of Securities under the Indenture designated as the “3.400% Notes due 2026,” which is not limited in aggregate principal amount. The initial aggregate principal amount of the Notes to be authorized under this Supplemental Indenture and issued under the Indenture (as supplemented and amended by this Supplemental Indenture) shall be $500,000,000.

Section 2.02. Form and Denomination. The Notes and the Trustee’s certificate of authentication to be endorsed thereon are to be substantially in the form set forth in Exhibit A hereto. The Notes shall be initially issued in global form in accordance with Section 2.3 of the Base Indenture. The Company shall issue the Notes in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Section 2.03. Terms of Notes. The Notes shall be issued as Registered Securities. The terms of the Notes set forth in the form of Note attached as Exhibit A hereto are incorporated by reference into this Supplemental Indenture. Except as otherwise provided in this Supplemental Indenture or the Notes, the Notes shall be subject to the terms of the Base Indenture. In the event of any inconsistency between the provisions of this Supplemental Indenture and the provisions of the Base Indenture as heretofore supplemented, the provisions of this Supplemental Indenture shall be controlling with respect to the Notes.

Section 2.04. Defeasance and Covenant Defeasance. Clauses (2) and (3) of Section 4.2 of the Base Indenture will apply, and clause (4)(f) of Section 4.2 of the Base Indenture will not apply, to the Notes.

Section 2.05. Additional Notes. The Company will initially issue $500,000,000 aggregate principal amount of the Notes. The Notes may be reopened, without the consent of the Holders thereof, for increases in the aggregate principal amount of the Notes and issuance of additional Notes. Any such additional Notes shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise as the Notes then Outstanding, except for issue date, issue price and, if applicable, first interest payment date and the first date from which interest accrues. No such additional Notes may be issued if an Event of Default under the Indenture has occurred and is continuing with respect to the Notes. In the event that any such additional Notes are not fungible with the Notes issued under this Supplemental Indenture for U.S. federal income tax purposes, such additional Notes will have a separate CUSIP, ISIN, or other identifying number so that they are distinguishable from the Notes.

Section 2.06. Original Issue of Notes. The Notes may, upon effectiveness of this Supplemental Indenture, be executed by the Company and delivered to the Trustee for authentication, and the Trustee shall, upon receipt of a Company Order, authenticate and deliver such Notes as in such Company Order provided.

Section 2.07. Events of Default.

(a) Clause (5) of Section 5.1 of the Base Indenture shall be amended to read in its entirety as follows:

“if any event of default as defined in any mortgage, indenture or instrument under which there may be issued, or by which there may be secured or evidenced, any Debt of the Company, whether such Debt now exists or shall hereafter be created, shall happen and shall result in such Debt in principal amount in excess of $125,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable, and such acceleration shall not be rescinded or annulled within a period of 30 days after there shall have been given, by registered or certified mail, to the Company by the Trustee or to the Company and the Trustee by the Holders of at least 25% in principal amount of the Outstanding Securities of such series, a written notice specifying such event of default and requiring the Company to cause such acceleration to be rescinded or annulled or to cause such Debt to be discharged and stating that such notice is a “Notice of Default” hereunder; or.”

(b) Clause (6) of Section 5.1 of the Base Indenture shall be amended to read in its entirety as follows:

“the Company shall fail within 60 days to pay, bond or otherwise discharge any uninsured judgment or court order for the payment of money in excess of $125,000,000, which is not stayed on appeal or is not otherwise being appropriately contested in good faith; or.”

(c) The first paragraph of Section 5.13 of the Base Indenture shall be amended to read in its entirety as follows:

“The Holders of not less than a majority in principal amount of the Outstanding Securities of any series on behalf of the Holders of all the Securities of such series and any Coupons appertaining thereto may waive any past default hereunder with respect to such series and its consequences, except

(1) a default in the payment of the principal of, any premium or interest on, or any Additional Amounts with respect to, any Security of such series or any Coupons appertaining thereto (with the exception of a rescission of acceleration of a series of Securities by the Holders of at least a majority in aggregate principal amount of the Outstanding Securities of such series and a waiver of the default in the payment that resulted from such acceleration), or

(2) where such Holders would waive any payment upon the redemption of any Security (excluding any payment to Holders required by the covenant described under the caption “Change of Control” in the certificate representing such Security).”

Section 2.08. Supplemental Indentures.

(a) “interests of the Holders” in clause (3) of Section 9.1 of the Base Indenture shall be replaced with “legal rights of the Holders.”

(b) Clause (6) of Section 9.1 of the Base Indenture shall be amended to read in its entirety as follows:

“to cure any ambiguity or to correct or supplement any provision herein which may be defective or inconsistent with any other provision herein; or.”

(c) Clause (9) of Section 9.1 of the Base Indenture shall be amended to read in its entirety as follows:

“to supplement any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Securities pursuant to Article Four; or.”

(d) Clause (10) of Section 9.1 of the Base Indenture shall be amended to read in its entirety as follows:

“to secure the Securities (or to release such security as permitted by this Indenture and the applicable security documents); or.”

(e) Clause (12) of Section 9.1 of the Base Indenture shall be amended to read in its entirety as follows:

“to amend or supplement any provision contained herein or in any supplemental indenture, provided that no such amendment or supplement shall adversely affect the legal rights of the Holders of Securities then Outstanding in any material respect; or.”

(f) The following clauses will be added after clause (12) in Section 9.1 of the Base Indenture:

“(13) to conform the text of this Indenture or the Notes to any provision of the “Description of the Notes” section of the Company’s prospectus supplement, dated October 30, 2018, relating to the offering of the Notes to the extent that such provision of such section was intended to be a verbatim recitation of a provision of this Indenture or the Notes, which intent may be evidenced by an Officer’s Certificate to that effect; or”;

“(14) to comply with the procedures of The Depository Trust Company, the Euroclear System or Clearstream Banking, S.A., as applicable; or”; and

“(15) to allow a Person to guarantee obligations of the Company under this Indenture and any Securities by executing a supplemental indenture (or to release any guarantor from such guarantee as provided or permitted by the terms of this Indenture and such guarantee).”

(g) Clause (1) of Section 9.2 of the Base Indenture shall be amended to read in its entirety as follows:

“change the Stated Maturity of the principal of, or any premium or installment of interest on or any Additional Amounts with respect to, any Security, or reduce the principal amount thereof or the rate of interest thereon or any Additional Amounts with respect thereto, or any premium payable upon the redemption thereof (excluding the covenant described under the caption “Change of Control” in the certificate representing such Security), or change the obligation of the Company to pay Additional Amounts pursuant to Section 10.4 (except as contemplated by Section 8.1(1) and permitted by Section 9.1(1)), or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon a declaration of acceleration of the Maturity thereof pursuant to Section 5.2 or the amount thereof provable in bankruptcy pursuant to Section 5.4, or change the Currency in which the principal of, any premium or interest on, or any Additional Amounts with respect to any Security is payable, or impair the right to institute suit for the enforcement of any such payment on or after the Stated Maturity thereof (or, in the case of redemption, on or after the Redemption Date or, in the case of repayment at the option of the Holder, on or after the date for repayment), or.”

(h) Clause (2) of Section 9.2 of the Base Indenture shall be amended to read in its entirety as follows:

“reduce the percentage in principal amount of the Outstanding Securities of any series whose Holders are required for quorum, the consent of whose Holders is required for any such supplemental indenture, or the consent of whose Holders is required for any waiver (of compliance with certain provisions of this Indenture or certain defaults hereunder and their consequences) provided for in this Indenture, or.”

(i) Clause (3) of Section 9.2 of the Base Indenture shall be amended to read as follows:

“modify any of the provisions of this Section, Section 5.13 or the provisions regarding the rights of the Holders to receive payments of the principal of, or premium, if any, or interest, if any, on the Securities, except to increase any such percentage or to provide that certain other provisions of this Indenture cannot be modified or waived without the consent of the Holder of each Outstanding Security affected thereby, or.”

Section 2.09. Covenants.

(a) Clause (1)(e) of Section 10.5 of the Base Indenture shall be amended to read in its entirety as follows:

“purchase money Mortgages and construction Mortgages on property created prior to, at the time of, or within 360 days (or thereafter if such Mortgage is created pursuant to a binding commitment entered into prior to, at the time of, or within 360 days) after the relevant acquisition (including, without limitation, acquisition through merger or consolidation), construction, alteration, improvement or repair of such property (or the completion of such construction, alteration, improvement or repair or commencement of commercial operation of such property, whichever is later) to secure or provide for the payment of all or any part of the price thereof so long as such Mortgages are no greater than the payment or price, as the case may be, for the property acquired, constructed, altered, improved or repaired (plus an amount equal to any fees, expenses or other costs payable in connection therewith);”

(b) The following clauses will be added after clause (1)(f) in Section 10.5 of the Base Indenture:

“(g) Mortgages created in connection with a project financed with, and created to secure, Indebtedness or lease payment obligations (in each case, the “Nonrecourse Obligation”) substantially related to (i) the acquisition of assets not previously owned by the Company or any Subsidiary; or (ii) the financing of a project involving the development or expansion of the Company or any Subsidiary’s properties, as to which the obligee with respect to such Indebtedness or obligations has no recourse to the Company or any Subsidiary or any of the Company’s or any Subsidiary’s assets other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof); or” and

“(h) Mortgages arising from the sale of accounts receivable for which fair value is received; or.”

(c) Current clause (1)(g) of Section 10.5 of the Base Indenture shall become clause (1)(i) and shall be amended by replacing (i) “premium or fee” with “costs, expenses, premiums, fees, prepayment penalties or similar charges” and (ii) in every instance, “Clauses (a) to (f)” with “Clauses (a) to (h).”

(d) Clause (2) of Section 10.5 of the Base Indenture shall be amended to read in its entirety as follows:

“Notwithstanding the provisions of Section 10.5(1), the Company or any Restricted Subsidiary may issue, assume or guarantee Indebtedness secured by Mortgages which would otherwise be subject to the restrictions of Section 10.5(1) in an aggregate amount which, together with all Attributable Debt outstanding pursuant to Section 10.6(2) and all Indebtedness outstanding pursuant to this Section 10.5(2), does not exceed, in the aggregate, 15% of Consolidated Net Worth. Any Mortgage that is granted to secure any Securities under this covenant shall be automatically released and discharged concurrently with the release of the Mortgage that gave rise to the obligation to secure such Securities under this covenant. In addition, any Sale and Lease-Back Transactions incurred pursuant to clauses (i), (ii), (iii), (iv), (vi) or (vii) of Section 10.6(1) below shall be deemed to be permitted pursuant to this covenant.”

(e) Clause (1) of Section 10.6 of the Base Indenture shall be amended to read in its entirety as follows:

(f) “The Company will not, nor will it permit any Restricted Subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property (except if (i) the transaction provides for a lease for a term, including any renewal thereof, of not more than three years; (ii) the purchaser’s commitment is obtained within 360 days after the acquisition (including, without limitation, acquisition through merger or consolidation), construction or placing in service (or the completion of such construction or placing in service, whichever is later) of the Principal Property; (iii) the rent payable pursuant to such lease is to be reimbursed under a contract with the United States Government or instrumentality or agency thereof; (iv) the transaction is between the Company and a Restricted Subsidiary or between Subsidiaries; (v) the Company or such Restricted Subsidiary would be entitled, as described in Section 10.5 above, to issue, assume or guarantee debt secured by a Mortgage on Principal Property without equally and ratably securing any Securities; (vi) the Company or such Restricted Subsidiary, within 360 days after the effective date of the transaction, applies, or causes to be applied, to the retirement of the Securities or other Indebtedness of the Company or a Restricted Subsidiary an amount equal to (1) either (A) the lesser of the net proceeds of the sale or transfer or the book value at the date of such sale or transfer of the Principal Property leased, if the transaction is for cash; or (B) the fair market value (as determined by the board of directors of the Company in good faith) of the Principal Property leased, if the transaction is for other than cash; minus (2) the amount equal to the principal amount of any Securities delivered to the Trustee within such 360 days for cancellation and the principal amount of Indebtedness voluntarily retired (including any premium or fee paid in connection therewith) within such 360 days; or (vii) the lease payment is created in connection with a project financed with, and such obligation constitutes, a Nonrecourse Obligation).”

(g) Clause (2) of Section 10.6 of the Base Indenture shall be amended to read in its entirety as follows:

“Notwithstanding the provisions of clause (1) of Section 10.6, the Company or any Restricted Subsidiary may enter into a Sale and Lease-Back Transaction which would otherwise be subject to the restrictions of clause (1) of Section 10.6 so long as all Indebtedness outstanding pursuant to clause (2) of Section 10.5, and all Attributable Debt outstanding pursuant to clause (2) of this Section 10.6, does not exceed, in the aggregate, 15% of Consolidated Net Worth.”

ARTICLE 3

MISCELLANEOUS

Section 3.01. Ratification of Indenture. The Indenture, as supplemented and amended by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided; provided that the provisions, including Article 2, of this Supplemental Indenture apply solely with respect to the Notes.

Section 3.02. Trustee Not Responsible for Recitals. The recitals herein contained are made by the Company and not by the Trustee, and the Trustee assumes no responsibility for the correctness thereof. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Trustee shall not be accountable for the use or application by the Company of the Notes or the proceeds thereof.

Section 3.03. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW OR ANY SUCCESSOR TO SUCH A STATUTE).

Section 3.04. Conflict With Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with any provision of the Trust Indenture Act that is required under the Trust Indenture Act to be part of and govern any provision of this Supplemental Indenture, the provision of the Trust Indenture Act shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the Trust Indenture Act that may be so modified or excluded, the provision of the Trust Indenture Act shall be deemed to apply to the Indenture as so modified or to be excluded by this Supplemental Indenture, as the case may be.

Section 3.05. Separability. In case any provision in this Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.06. Counterparts Originals. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Seventh Supplemental Indenture to be duly executed as of the day and year first above written.

STANLEY BLACK & DECKER, INC.

By:	/s/ Michael A. Bartone
Name: Michael A. Bartone
Title: Vice President, Corporate Tax and Treasurer

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Lawrence M. Kusch
Name: Lawrence M. Kusch
Title: Vice President

[Signature page to Seventh Supplemental Indenture]

EXHIBIT A

[UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (AND ANY PAYMENT HEREON IS MADE TO CEDE & CO.), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

TRANSFERS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS, IN WHOLE BUT NOT IN PART, TO NOMINEES OF THE DEPOSITORY TRUST COMPANY OR TO A SUCCESSOR THEREOF OR SUCH SUCCESSOR’S NOMINEE AND TRANSFERS OF PORTIONS OF THIS GLOBAL SECURITY SHALL BE LIMITED TO TRANSFERS MADE IN ACCORDANCE WITH THE INDENTURE.]*

*	Include in Global Security only.

REGISTERED	PRINCIPAL AMOUNT: $
No.	CUSIP:

STANLEY BLACK & DECKER, INC.

3.400% Notes due 2026

STANLEY BLACK & DECKER, INC., a corporation duly organized and existing under the laws of the State of Connecticut (herein referred to as the “Company,” which term includes any successor Person under the Indenture), for value received, hereby promises to pay to [CEDE & CO.]*, or its registered assigns, the principal sum [of            ][set forth in Schedule I hereto]* on March 1, 2026 (the “Stated Maturity”), and to pay interest on said principal sum semi-annually in arrears on March 1 and September 1 of each year commencing September 1, 2019 (each an “Interest Payment Date”) at the rate of 3.400% per annum, until the principal hereof is paid or made available for payment. Interest on the Securities of this series will accrue from March 1, 2019 (the “Issue Date”), to the first Interest Payment Date, and thereafter will accrue from the last Interest Payment Date to which interest has been paid or duly provided for. In the event that any Interest Payment Date or the date of Stated Maturity is not a Business Day, then payment of interest, principal or premium, if any, payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of such delay) with the same force and effect as if made on the Interest Payment Date or the date of Stated Maturity, as the case may be. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on February 15 or August 15, as the case may be (the “Regular Record Date”), immediately preceding the relevant Interest Payment Date, provided, however, that interest payable at Maturity will be paid to the Person to whom principal is paid. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Company, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in the Indenture referred to on the reverse hereof.

*	Include in Global Security only.

The principal of and premium, if any, and each installment of interest on this Security, and registrations of transfers and exchanges, will be made at the office or agency of the Company in the Borough of Manhattan, The City of New York, provided that the payment of interest may be made at the option of the Company by check mailed to the address of the persons entitled thereto or by wire transfer to an account designated by the person entitled thereto; and provided further that so long as the Securities of this series are registered in the name of The Depository Trust Company or its nominee all payments of principal, premium, if any, and interest in respect of this Security will be made in immediately available funds. Notices and demands to or upon the Company in respect of this Security or the Indenture (as hereinafter defined) may be made at the office of the Trustee at The Bank of New York Mellon Trust Company, N.A., 2 North LaSalle Street, Suite 700, Chicago, IL 60602.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place. Any capitalized term which is used herein and not otherwise defined shall have the meaning ascribed to such term in the Indenture.

Unless the certificate of authentication hereon has been executed by the Trustee referred to below by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

STANLEY BLACK & DECKER, INC.

By:
Name:
Title:

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Date:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), designated as its 3.400% Notes due 2026, all issued and to be issued under the Indenture, dated as of November 1, 2002 (as heretofore supplemented and amended, the “Base Indenture”), between the Company and The Bank of New York Mellon Trust Company, N.A., as successor trustee (the “Trustee”) to JP Morgan Chase Bank N.A., as supplemented by the Seventh Supplemental Indenture, dated as of March 1, 2019 (the “Seventh Supplemental Indenture,” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee, creating such issue and to which reference is made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered.

General Provisions

The provisions for defeasance of the entire Indebtedness of this Security upon compliance with certain conditions set forth in the Indenture shall apply to the Securities.

If an Event of Default with respect to Securities shall occur and be continuing, the principal of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof by supplemental indenture and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture by the Company (when authorized by or pursuant to a Board Resolution) and the Trustee with the consent of the Holders of a majority in principal amount of the Securities at the time Outstanding of each series to be affected. The Indenture contains provisions permitting the Holders of a majority in aggregate principal amount of the Securities of a series then Outstanding, on behalf of the Holders of all Securities of such series, to waive compliance by the Company with certain provisions of the Indenture. The Indenture also contains provisions permitting the Holders of a majority in principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such consent or waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities, the Holders of not less than 25% in aggregate principal amount of the Securities of such series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing, shall have made written request to the Trustee to institute proceedings in respect of such Event of Default in its own name as Trustee and offered the Trustee indemnity reasonably satisfactory to the Trustee, the Trustee for 60 days after receipt of such notice, request and offer of indemnity shall have failed to institute any such proceeding, and no direction inconsistent with such written request shall have been given to the Trustee during such 60-day period by the Holders of a majority in aggregate principal amount of the Securities of such series at the time Outstanding in respect of which an Event of Default shall have occurred and be continuing. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof, any premium, or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times, place and rate, and in the coin or currency, herein prescribed.

The Securities of this issue are issuable only in registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

As provided in the Indenture and subject to certain limitations therein set forth, Securities of this issue are exchangeable for a like aggregate principal amount of Securities of this issue and of like tenor and of authorized denominations, as requested by the Holder surrendering the same. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the absolute owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

This Security shall be governed by and construed in accordance with the laws of the State of New York (including, without limitation, Section 5-1401 of the New York General Obligations Law or any successor to such a statute).

All terms used in this Security which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

Optional Redemption

The Company may redeem the Securities, in whole or in part (equal to an integral multiple of $1,000; provided that these Securities shall not be in denominations of less than $2,000), at its option at any time and from time to time. The Redemption Price for the Securities to be redeemed will be equal to the greater of (i) 100% of the principal amount of the Securities to be redeemed, or (ii) the sum of the present values of the remaining scheduled payments of interest and principal on the Securities to be redeemed (exclusive of interest accrued and unpaid to, but excluding, the Redemption Date and assuming the Securities called for redemption matured on the applicable Par Call Date) discounted to the Redemption Date on a semi-annual basis, assuming a 360-day year consisting of twelve 30-day months, at the Treasury Rate plus 15 basis points, plus accrued and unpaid interest to, but excluding, the Redemption Date. The principal amount of a Security remaining outstanding after a redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. Notice of redemption shall be mailed (or otherwise transmitted in accordance with the procedures of The Depository Trust Company (“DTC”)) to each registered Holder of the Securities to be redeemed at least 10 days, and not more than 60 days (except that notices of redemption may be mailed (or otherwise transmitted in accordance with DTC procedures) more than 60 days prior to a Redemption Date if issued in connection with a defeasance of the applicable Securities or a satisfaction and discharge of the Indenture), prior to the Redemption Date. Once notice of redemption is mailed (or otherwise transmitted in accordance with the procedures of DTC), the Securities called for redemption shall become due and payable on the Redemption Date and at the Redemption Price, plus accrued and unpaid interest to, but excluding, the Redemption Date.

Commencing on the applicable Par Call Date, the Securities are redeemable at the option of the Company, at any time in whole or from time to time in part, at a Redemption Price equal to 100% of the principal amount of the Securities being redeemed, plus accrued and unpaid interest on the Securities to be redeemed to, but excluding, the Redemption Date.

For purposes of this paragraph, the following definitions are applicable:

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Securities to be redeemed (assuming for this purpose that such Securities mature on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Securities.

“Comparable Treasury Price” means, with respect to any Redemption Date, (A) the arithmetic average, as determined by the Company, of the Reference Treasury Dealer Quotations for such Redemption Date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Company obtains fewer than four such Reference Treasury Dealer Quotations, the arithmetic average, as determined by the Company, of all such quotations for such Redemption Date.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company; provided, that if such Reference Treasury Dealer ceases to be a Primary Treasury Dealer, the Company will substitute another Primary Treasury Dealer.

“Par Call Date” means, with respect to the Securities, January 1, 2026 (two months prior to the Stated Maturity of the Securities).

“Reference Treasury Dealer” means each of Citigroup Global Markets Inc., Deutsche Bank Securities Inc., RBC Capital Markets, LLC and Wells Fargo Securities, LLC (or one of their respective successors or affiliates upon written notification to the Company); provided, that if any of the foregoing dealers shall cease to be a primary U.S. Government securities dealer in the United States (a “Primary Treasury Dealer”), the Company will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Redemption Date, the arithmetic average, as determined by the Company, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Company by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such Redemption Date.

“Treasury Rate” means, with respect to any Redemption Date, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such Redemption Date.

The Trustee shall have no duty or obligation to calculate any Redemption Price or any component thereof and the Trustee shall be entitled to receive and conclusively rely upon an Officer’s Certificate delivered by the Company that specifies any Redemption Price.

Interest shall cease to accrue on the Securities, or any portion thereof called for redemption, on and after the Redemption Date for the Securities, unless the Company defaults in the payment of the Redemption Price. The Company, on or before the Redemption Date for the Securities, shall deposit with a paying agent, or the Trustee, funds sufficient to pay the Redemption Price of and accrued and unpaid interest on such Securities to be redeemed on such date. If less than all of the Securities are to be redeemed, the Securities to be redeemed shall be selected by the Trustee on a pro rata basis, by lot, or by any other method as the Trustee deems fair and appropriate.

Except as set forth below under the caption “Change of Control,” the Company shall not be obligated to redeem or purchase any of such Securities at the option of any Holder thereof.

The Securities shall not be convertible into shares of Common Stock and/or exchangeable for other securities.

Change of Control

If a Change of Control Triggering Event occurs, Holders shall have the right to require the Company to repurchase all or any part (equal to an integral multiple of $1,000) of the Holders’ Securities pursuant to the offer described below (the “Change of Control Offer”); provided that the principal amount of its Securities outstanding after a repurchase in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. In the Change of Control Offer, the Company will offer payment in cash equal to 101% of the aggregate principal amount of Securities to be repurchased plus accrued and unpaid interest, if any, on the Securities repurchased, to, but excluding, the date of repurchase (the “Change of Control Payment”). Within 30 days following any Change of Control Triggering Event, or at the Company’s option (if an agreement is in place for the Change of Control at the time of making of the Change of Control Offer), prior to any Change of Control, the Company shall mail (or otherwise transmit in accordance with DTC procedures) a notice to the Holders describing the transaction or transactions that constitute or may constitute the Change of Control Triggering Event and offering to repurchase the Securities on the date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is mailed (or otherwise transmit in accordance with DTC procedures) (the “Change of Control Payment Date”), pursuant to the procedures described in such notice. The notice will, if mailed (or otherwise transmitted in accordance with DTC procedures) prior to the date of consummation of the Change of Control, state that the Change of Control Offer is conditioned on the Change of Control or the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date. The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Securities as a result of a Change of Control Triggering Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Securities, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of the Securities by virtue of such conflicts.

On the Change of Control Payment Date, the Company will, to the extent lawful:

•	accept for payment all Securities or portions of Securities properly tendered pursuant to the Change of Control Offer;

•	deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Securities or portions of Securities properly tendered; and

•

mail (or otherwise transmit in accordance with DTC procedures) or cause to be mailed (or otherwise transmitted in accordance with DTC procedures) to the Trustee the Securities properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Securities or portions of Securities being purchased by the Company and the amount to be paid by the Paying Agent.

The Company will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if (i) a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for a Change of Control Offer made by the Company, and such third party purchases all Securities properly tendered and not withdrawn under its offer; or (ii) a notice of redemption has been given pursuant to this Indenture as described above under the caption “Optional Redemption,” pursuant to which the Company has exercised its right to redeem the Securities in full, unless and until there is a default in payment of the applicable Redemption Price.

If Holders of not less than 90% in aggregate principal amount of the Securities then outstanding validly tender and do not withdraw such Securities in a Change of Control Offer and the Company, or any third party making such an offer in lieu of the Company as described above, purchases all of the Securities properly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (provided, that such notice is mailed (or otherwise transmitted in accordance with DTC procedures) not more than 60 days following such repurchase pursuant to the Change of Control Offer described above) to redeem all Securities that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of the Securities repurchased plus accrued and unpaid interest, if any, on the Securities repurchased to, but excluding, the Second Change of Control Payment Date.

The Trustee shall have no duty to monitor or determine whether or not a Change of Control Triggering Event (or any of its components) has occurred. The Trustee may conclusively presume that a Change of Control Triggering Event (or any of its components) has not occurred, unless and until notified to the contrary by the Company or by the Holders of the Securities in the manner provided in the Indenture.

For purposes of the paragraphs under the caption “Change of Control”, the following definitions are applicable:

“Below Investment Grade Rating Event” means the rating of the Securities is lowered below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the Securities is under publicly announced consideration for possible downgrade by any of the Rating Agencies; provided that no such extension shall occur if on such 60th day the Securities have an Investment Grade Rating from at least one Rating Agency and are not subject to review for possible downgrade by such Rating Agency), and provided further, that a Below Investment Grade Rating Event shall not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Triggering Event) if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the Company that the reduction was the result, in whole or in part, of any event or circumstance comprised of, or arising as a result of, or in respect of, the Change of Control (whether or not the applicable Change of Control has occurred at the time of such reduction).

“Change of Control” means the occurrence of any of the following: (i) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries taken as a whole to any Person other than the Company or one of its Subsidiaries; or (ii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any Person becomes the beneficial owner, directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock (measured by voting power rather than the number of shares). Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (1) the Company becomes a direct or indirect wholly owned Subsidiary of a holding company; and (2) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Exchange Act” means the Securities Exchange Act of 1934.

“Fitch” means Fitch, Inc. and its successors.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB– (or the equivalent) by S&P and BBB– (or the equivalent) by Fitch.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Person” means any “person” as that term is used in Section 13(d)(3) of the Exchange Act.

“Rating Agencies” means (1) each of Moody’s, S&P and Fitch; and (2) if any of Moody’s, S&P or Fitch ceases to rate the Securities or fails to make a rating of the Securities publicly available for reasons outside of the control of the Company, a “nationally recognized statistical rating organization” within the meaning of Section 3(a)(62) under the Exchange Act, selected by the Company (as certified by a resolution of the board of directors of the Company) as a replacement agency for Moody’s, S&P or Fitch, as the case may be.

“S&P” means S&P Global Ratings Inc. and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person. Notwithstanding the foregoing or any provision of Rule 13(d)(3) or Rule 13(d)(5) of the Exchange Act, a Person shall not be deemed to beneficially own the Voting Stock subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting, support, option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement.

Further Issues

The Company will initially issue $500,000,000 aggregate principal amount of the Securities. The Securities may be reopened, without the consent of the Holders thereof, for increases in the aggregate principal amount of the Securities and issuance of additional Securities. Any additional Securities shall be consolidated and form a single series with, and shall have the same terms as to status, redemption or otherwise as the Securities then Outstanding, except for issue date, issue price and, if applicable, first interest payment date and the first date from which interest accrues. No additional Securities may be issued if an Event of Default under the Indenture has occurred and is continuing with respect to the Securities. In the event that any such additional Securities are not fungible with the Securities for U.S. federal income tax purposes, such additional Securities will have a separate CUSIP, ISIN, or other identifying number so that they are distinguishable from the Securities.

TRANSFER NOTICE

FOR VALUE RECEIVED the undersigned registered holder hereby sell(s), assign(s) and transfer(s) unto

(Insert Taxpayer Identification No.)

(Please print or typewrite name and address including zip code of assignee)

the within Security and all rights thereunder, hereby irrevocably constituting and appointing attorney to transfer such Security on the books of the Company with full power of substitution in the premises.

Date:

NOTICE: The signature to this assignment must correspond with the name as written upon the face of the within-mentioned instrument in every particular, without alteration or any change whatsoever.

Signature Guarantee:

[Attach to Global Security only]

Schedule I to

Stanley Black & Decker, Inc.

3.400% Notes due 2026

No.

SCHEDULE OF PRINCIPAL AMOUNT OF GLOBAL NOTE

The original principal amount of the note is: $500,000,000

The following increases or decreases in this Global Note have been made:

Date	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized signatory of Trustee or Note Custodian